Exhibit 99.2

Blackstone Completes Conversion to a Corporation

New York, July 1, 2019 – Blackstone today announced that it has completed its previously announced conversion to a corporation from a publicly traded partnership.

Stephen A. Schwarzman, Blackstone Chairman, CEO and Co-Founder, said, “Our conversion to a corporation is an exciting next step for Blackstone, which we believe will make it much easier for both domestic and international investors to own our stock. We’re pleased that many more shareholders can now join us as we’re poised for continued growth and innovation in the years ahead. We’ve been encouraged by the strongly positive feedback we’ve received since the announcement and believe the conversion will unlock significant value for our shareholders over time.”

For more details, please visit the following links that were previously published in April 2019 surrounding the announcement of Blackstone’s conversion to a corporation: (1) Investor Presentation; (2) Video Announcement.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies in which we invest, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our businesses, with $512 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on twitter @Blackstone.

Contact

Blackstone

Matt Anderson

+1-212-390-2472

matthew.anderson@blackstone.com

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